Filed Pursuant to Rule 433
Registration No. 333-205769

FINAL TERM SHEET

U.S.$1,350,000,000 6.750% Notes due 2028

U.S.$650,000,000 7.875% Notes due 2045

July 23, 2015

Issuer:	Government of Jamaica

Format:	SEC Registered (333-205769) and Regulation S

Currency:	U.S. Dollars

Principal Amount:	U.S.$1,350,000,000 for the 2028 Notes U.S.$650,000,000 for the 2045 Notes

Final Maturity:	April 28, 2028 for the 2028 Notes July 28, 2045 for the 2045 Notes

Principal Payment Dates:	Principal payments for the 2028 Notes will be made in three equal annual installments on April 28, 2026, April 28, 2027 and April 28, 2028.

Optional Redemption:	None

Coupon Rate:	6.750% for the 2028 Notes 7.875% for the 2045 Notes

Interest Basis:	Payable semi-annually in arrears

Day Count:	30/360

Interest Payment Dates:	April 28 and October 28, commencing on April 28, 2016 for the 2028 Notes (long first coupon) January 28 and July 28, commencing on January 28, 2016 for the 2045 Notes

Issue Price:	99.960% for the 2028 Notes 100.000% for the 2045 Notes

Net Proceeds:	U.S.$1,997,460,000, after underwriting discount

Benchmark Treasury:	UST 2.125% due May 15, 2025 for the 2028 Notes UST 3.000% due May 15, 2045 for the 2045 Notes

Yield:	6.750% for the 2028 Notes 7.875% for the 2045 Notes

Pricing Date:	July 23, 2015

Settlement Date:	July 28, 2015 (T+3)

Clearing:	DTC, Euroclear, & Clearstream

Governing Law:	State of New York

Listing:	Application has been made to list the notes on the Luxembourg Euro MTF

Denominations:	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof

Joint Lead Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Security Identifiers:	CUSIP 2028 Notes : 470160 CA8 ISIN 2028 Notes : US470160CA80 CUSIP 2045 Notes :470160 CB6 ISIN 2045 Notes : US470160CB63

Preliminary Prospectus Supplement:	https://www.sec.gov/Archives/edgar/data/53078/000119312515260605/d26604d424b2.htm

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or the Underwriters will arrange to send you the prospectus if you request it by calling CITIGROUP GLOBAL MARKETS INC. toll free at 1-800-831-9146 or MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED toll free at 1-800-294-1322.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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